UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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EVERCORE INC.

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Dear Shareholder:

I hope that this finds you well. We are two weeks away from our Annual Meeting on June 18th. ISS recently released their report on our Annual Meeting and, as they have done in the past, they recommended against our equity plan proposal. Despite ISS consistently recommending against our equity plan, our shareholders have supported us on each of our past three equity plan proposals. Our request this year is consistent with those previous requests. Our shareholders understand the key elements of our equity compensation program and recognize the flaws in ISS’ model for a human capital business like ours.

I have attached our response to ISS. The key points that we make are:

•

Our use of equity has been a key factor in enabling the execution of our growth strategy, contributing to our 5-Year TSR as of 12/31/23 of 172%, which outpaces our peers, the S&P500 and the S&P500 Financials (as discussed in more detail in our proxy materials).

•

Despite the concerns raised by the proxy advisors for nearly a decade regarding “potential” dilution, in practice we have consistently fulfilled our commitment to our shareholders by offsetting the dilutive effect of our equity grants through our share repurchase program, and have had a negative net burn rate of -3.5% over the last 3 years. In fact, our outstanding share count has consistently decreased despite our use of equity (rather than cash) as compensation.

•

As a human capital business, our equity compensation program is different from many financial services firms in that it is very broad-based (over 90% of equity awards over the last 3 years have gone to non-NEOs), administered responsibly, and has been critical to our ability recruit, retain and motivate our talented employees.

•

We strongly believe that our broad-based use of equity compensation (as opposed to cash) is critical because it aligns the interests of our employees with shareholders and permits cash which otherwise would be used for employee compensation to be returned to shareholders, in each case fueling the returns we have delivered over the past several years.

•

When we requested more shares in 2022, we only requested a limited number of shares to get us through approximately two more years. We now do not have enough shares remaining to manage our equity compensation program and growth strategy over the next 2-3 years, and are requesting shares to cover that period.

We would very much appreciate the opportunity to discuss further with you prior to our Annual Meeting to address any concerns you may have. Please let me know if there is a time that works best for you in the coming days. Thank you for your time and consideration of this very important matter for us.

Dear Shareholder:

We are writing to ask for your critical support for the proposals to be voted on at Evercore’s 2024 Annual Meeting of Stockholders and to express our appreciation for your independent analysis in conducting your evaluation. Our Board continues to unanimously recommend you cast your vote FOR all proposals, and we would like to draw your attention specifically to Proposal No. 4, our proposal to increase the number of shares available under our equity incentive plan by 6.0 million shares. We are requesting additional shares because we do not have enough shares remaining to manage and grow our business over the next approximately two to three years consistent with our strategy. The additional shares are necessary in order to continue providing a significant portion of our incentive compensation in the form of equity, which aligns the interests of our employees and stockholders, and recruiting and retaining talented professionals.

In its report (the “ISS Report”), Institutional Shareholder Services (“ISS”) supported our say-on-pay proposal and overall compensation program, acknowledging the alignment of pay and performance among other best practices of our compensation program. Nevertheless, consistent with its recommendation on our equity plan proposals for the past decade, ISS ultimately recommends shareholders vote against Proposal No. 4, based on its application of quantitative tests that have significant flaws when applied to our business and compensation models, industry, and equity compensation needs. Given its recommendation, and the importance of the proposal to our long-standing business and compensation strategy, we believe it is imperative that we highlight the flaws in the ISS analysis, which we have described in detail in Attachment A.

In addition to the flaws with its analysis, the ISS Report does not address the significant implications for us and our shareholders if their recommendation is followed. If our proposal fails, we will not have access to additional shares and we would be required to take one or more actions that our Board believes are not in the best interests of shareholders:

•	Replace the compensation paid to our employees in equity with cash, thereby decreasing their long-term alignment with investors and reducing cash available to distribute to shareholders;

•

Reduce the proportion of client-facing and revenue-generating employees that receive equity compensation, limiting the scope of our employee base that is aligned with shareholders and similarly reducing cash available to distribute to shareholders; or

•	Reduce our overall employee compensation, which is currently competitive and required to retain, motivate, and recruit our team, especially in the midst of increased competition for top talent.

Evercore believes that any of these actions would be detrimental to our ability to continue executing our long-term strategy and creating value for shareholders.

As you make your voting decision, we ask that you bear in mind that as a human capital-based business, we use equity differently than many other companies, including other financial companies. Equity is a fundamental element of our pay-for–performance compensation and retention philosophy that motivates our employees throughout the organization. Over the past three years, more than 90% of all equity awards granted have been granted to non-executive officers. We also appreciate your consideration of the impact of our share repurchases, which is neglected in the ISS Report but has resulted in an average net negative burn rate of -3.5% over the past three years. This has contributed meaningfully to our strong financial performance and the achievement of a 5-year total stockholder return as of December 31, 2023 of 172%, which outpaces our peers, the S&P500 and the S&P500 Financials (as discussed in more detail in our proxy materials).

Our 2024 proposal requests only the amount of shares that we believe are necessary to manage and grow our business over the next approximately two to three years. We have a track record of prudent equity compensation management, which has been critical for the successful execution of our long-term strategy, employee retention and in our recruitment and promotion of our Senior Managing Directors (SMDs). We will continue to work with ISS in the hope that they will develop quantitative measures that accurately reflect our business. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 4.

Attachment A

I.	ISS’ Report Positively Highlights Numerous Qualitative Aspects of our Overall Compensation Practices

As a preliminary matter, in analyzing the ISS report, it is important to recognize that the adverse recommendation was not due to concerns with the attributes of our overall compensation program or our underlying corporate governance policies. In fact, ISS supported our say-on-pay proposal again this year. In particular, ISS found that the pay and performance of our CEO is reasonably aligned and found that support for our compensation committee members is warranted. It also acknowledged the best practices in our plan and our compensation program more broadly:

✓ No repricing (or cash buybacks) of underwater stock options or stock appreciation rights ✓ No “evergreen” provision ✓ No “reload” equity awards ✓ No “liberal share recycling	✓ No hedging of equity securities ✓ Four-year deferred vesting of RSUs ✓ Alignment of Pay and Performance ✓ Short estimated plan duration

While ISS is aligned with us in its support of our overall compensation program and our Compensation Committee members, it does not support our use of equity compensation, which is a core component of that program and an important and effective vehicle for delivering a portion of overall compensation for a human capital-based business. Dating back to our early years as a public company, our Compensation Committee, whose membership has been refreshed over the years, has consistently viewed equity compensation as a critical component of our overall compensation program. This structure has served us well, as can be seen by the talented and highly productive SMDs we have hired and retained over the years and our strong growth, as described in our 2024 Proxy Statement.

Shareholders have also recognized the value of our compensation program. Over the past several years, more than 92 percent of votes cast have supported our say-on-pay proposal and our shareholders have supported each of our three prior equity plan proposals. Our engagement with shareholders has revealed that the broad support for our overall program and use of equity is due to our shareholders taking the time to understand our business model and the benefits of using equity compensation in a human capital-based business and the flaws in ISS’s models.

II.	The ISS Report Provides no Qualitative Assessment of the Benefits of our Broad-Based Equity Plan Relative to its Quantitative tests.

The ISS recommendation against our equity plan proposal is based solely on our performance under a series of flawed quantitative tests without any qualitative analysis or discussion as to mitigating factors. Instead, the discussion section in the ISS Report for our proposal is limited to two conclusory statements that “the equity compensation program is potentially excessively dilutive” along with their estimation of dilution prior to factoring in our anti-dilutive actions. Quantitative tests that ignore the anti-dilutive component of our Board’s recommendation should at a minimum be accompanied by a qualitative analysis as to whether the benefits of a broad-based equity program offset by share repurchases justify the associated increased use of equity. Yet, this qualitative analysis (or even an acknowledgment of this component of our equity compensation program) is entirely absent in the ISS Report. This is particularly concerning given the inconsistency between ISS’ findings of a “potential” dilutive impact in each of our past three equity plan proposals and our commitment to manage dilution through our share repurchases (which has led to a declining share count over the course of each plan period).

Our historically successful compensation and business model is inherently in conflict with the rigid quantitative tests that are an overriding factor in ISS’ recommendation. By the design of the quantitative tests in the ISS Report, it is nearly impossible for companies like Evercore to have meaningfully broad-based equity compensation programs and receive a positive recommendation, given the tests penalize broad-based equity grants, fail to credit the associated repurchases designed to offset the potential dilution and use the resulting lower share count in the denominator to further penalize us.

Notwithstanding the impact it has on our ability to pass the rigid ISS quantitative tests, our broad-based use of equity compensation is deliberate. Our Board fundamentally believes the qualitative benefit of issuing deferred equity as compensation to our client-facing and revenue generating employees has a meaningful impact on our business that, when coupled with our anti-dilutive actions, is in the best interests of our shareholders and outweighs the negative impact, if any, that broad equity grants may have. This long-held belief, supported by our strong results over the past decade, dates back to our early years as a public company, and we believe the failure to provide any sort of qualitative rationale or assessment of our plan relative to the quantitative test results is a fundamental flaw in ISS’ analysis.

III.	The ISS Report Excludes from Its Quantitative Burn-Rate and Dilution Analyses the Anti-Dilutive Impact of our Share Repurchases.

Our share repurchases are a key component of our Board’s belief in our equity compensation program. While we have deployed equity broadly throughout our organization, we have done so without diluting our shareholders due to our share repurchases. However, the ISS report fails to take into account our share repurchases , which mitigates concerns regarding our rate of equity usage and the dilutive impact of our equity plan proposal.

This decision has a substantial impact on ISS’ burn rate analysis. ISS calculates our unadjusted 3-year average burn rate at 5.99%, even though over that period we have repurchased sufficient shares to more than offset not only equity awards granted as part of annual incentive compensation, but also new hire and replacement equity awards, resulting in a net burn rate of -3.5% and satisfaction of the ISS benchmarks. The ISS models then penalize us twice, as despite ISS’ dilution analysis, our anti-dilutive actions have led to consistently lowered share count over the past several years. This reduction of total shares outstanding, due in large part to our share repurchase program, decreases the denominator in their quantitative tests but fails to correspondingly offset overall equity issuances in the numerator consistent with our historical share repurchase practices. By ignoring our anti-dilutive actions, which have more than offset plan dilution over the past three years, the ISS tests are fundamentally incompatible with our shareholder-approved equity compensation model. However, they are a gating factor for obtaining a positive recommendation. In other words, the necessary result of tailoring our equity compensation plan to the ISS benchmark would be a significant overhaul of our longstanding compensation program that has been repeatedly approved by our Board and shareholders and has contributed significantly to our growth and success.

IV.	The ISS Report Compares Our Equity Compensation Practices to a Peer Group with Materially Different Capital Structures and Business Models.

Our Board, considering all relevant factors, has consistently determined it is in the best interests of our shareholders to employ a broad-based equity compensation program paired together with anti-dilutive actions. Our direct peers, other publicly traded independent investment banking advisory firms, similarly operate human capital based businesses and have decided to employ similar equity compensation programs. Our use of equity and related performance on quantitative tests is comparable to this peer group. For example, while we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our direct public independent investment banking advisory firm peer group.

Three-Year Average Burn Rate (Excluding Share Repurchases)*
Evercore	6.6%
Lazard	5.2%
Moelis	4.5%
PJT Partners	5.0%
Greenhill	9.8%
Houlihan Lokey	3.0%
Perella Weinberg Partners	5.9%

*	See pgs. 76-77 of our 2024 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology.

The core of ISS’ analysis, however, is a comparison of our equity plan, practices and test results against benchmarks derived from a peer group that we believe is likely to be inappropriate for our business. Our ISS peer group is drawn from companies within the broad “Financial Services” GICS sector designation – a designation which includes many mortgage REITs, consumer and specialized finance companies, lending and trading firms and other non-human capital-based businesses that do not share our rationale for broadly using equity, putting Evercore at a meaningful disadvantage relative to these. The ISS Report implicitly recognizes this. Its analysis of our grant practices relative to our peer group reveals that our 3-year average of grants to our NEOs is more than five times smaller than our GICS peer group average. In other words, we employ a fundamentally different and broader equity compensation program than our peers, yet the merits of our program are measured against the same tests. Conclusions drawn from this “peer group” are likely to provide distorted results and, not surprisingly, when compared against benchmarks derived from this inappropriate peer group, our results on quantitative tests are not comparable.

There are several reasons for this. Our core business is our provision of advisory services, which require limited financial capital but substantial human capital. Several of the named peers in our group are lending and trading firms. These firms often generate revenue based upon financial capital through services such as prime brokerage, clearing transactions, loans and other financings. They do not share the same alignment and retention benefit as us from broadly using equity compensation. In addition, these firms maintain large back-office staffs focused on the clearance and settlement of securities transactions, maintenance of customer accounts, including margin lending, and support of principal trading activities, and these individuals tend to receive lower amounts of or no deferred compensation and therefore little or no equity compensation.

Our ISS peer group also includes several investment management focused firms. These firms often compensate individuals through deferred compensation plans tied to the products offered by the asset manager, such as carried interest. This strategy aligns the interests of portfolio managers with their clients, rather than their firm’s shareholders. For these firms, equity plans often focus on a smaller group of senior executives, in stark contrast with our broad-based program.

We recommend that you do not rely on comparisons of equity programs across fundamentally different businesses. Instead, we continue to believe that our direct peers – publicly traded independent investment banking advisory firms – are the best comparison for purposes of evaluating our equity compensation program. As discussed herein and in greater detail in our proxy statement, our equity compensation practices are comparable with our direct peer group.

V.	Conclusion

In closing, we ask that as you make your voting decision, you consider the concerns identified in this Attachment when evaluating the ISS recommendation. While we understand ISS’ rationale for maintaining a standard quantitative framework, we believe it does a disservice to our shareholders by failing to compare us to an appropriate peer group and refusing to adjust its analysis for our anti-dilutive practices. We thank you for the time you have focused on this matter and your careful consideration of this proposal, and for all the previously discussed reasons, our Board recommends that you vote “FOR” Proposal No. 4.